Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: December 15, 2022

Investor Relations	Media Relations
CONTACT: Kelly Boyer	CONTACT: Lori Lecker
PHONE: 412-248-8287	PHONE: 412-248-8224
kelly.boyer@kennametal.com	lori.lecker@kennametal.com
Kennametal Names Paul Sternlieb to Board of Directors

PITTSBURGH, (December 15, 2022) – Kennametal Inc. (NYSE: KMT) announced today the election of Paul Sternlieb to its board of directors, effective January 1, 2023. Sternlieb is currently the President and CEO of Enerpac Tool Group, a premier industrial tools and services company.

“Paul’s global experience and successful execution of growth strategies across various industrial manufacturing companies makes him an excellent addition to our Board of Directors,” said Christopher Rossi, Kennametal President and CEO. “As a CEO in the industrial sector, Paul understands the current operating environment and his perspectives will be invaluable as we advance our growth roadmap.”

Lawrence Stranghoener, Chairman of Kennametal’s Board of Directors, added: “We are excited to welcome Paul to our board and look forward to the unique perspective he brings from his more than 25 years of leadership experience across a span of areas including strategy, customer relationship management, marketing and operations.”

Sternlieb joined Enerpac as CEO in 2021 and serves on the company’s Board of Directors. Previously, he held various leadership roles of increasing responsibility at John Bean Technologies (JBT) Corporation, Illinois Tool Works (ITW), Danaher Corporation, H.J. Heinz Company and McKinsey & Company.

Sternlieb holds dual bachelor's degrees in Economics and Computer Science from the University of Pennsylvania. He also received his MBA from the Wharton School, where he graduated as a Palmer Scholar.

About Kennametal
With over 80 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 8,700 employees are helping customers in more than 60 countries stay competitive. Kennametal generated $2 billion in revenues in fiscal 2022. Learn more at www.kennametal.com. Follow @Kennametal: Twitter, Instagram, Facebook, LinkedIn and YouTube.
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